Exhibit 33.3


  Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

1. First Data Resources, LLC ("First Data") is responsible for assessing compliance as of and for the 12-month period ending December 31, 2007 (the "Reporting Period") with the servicing criteria applicable to it under the Securities and Exchange Commission's Regulation AB Section 229.1122(d), except for the criteria set forth in Sections 229.1122(d)(1)(i)-(iv), 1122(d)(2)(i) (except with respect to First Data taking electronic files and other electronic information received from IndyMac Bank, F.S.B. ("IndyMac") and periodically posting those to the transaction card master files maintained by First Data as required pursuant to the agreements between IndyMac and First Data (the "Transaction Agreements")(1)), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(iii),
      1122(d)(4)(iv) (except with respect to First Data taking electronic files and other electronic information received from IndyMac and periodically posting those to the transaction card master files maintained by First Data as required pursuant to the Transaction Agreements) and 1122(d)(4)(v)-(xv) (such criteria, after giving effect to the preceding exceptions, the "Applicable Servicing Criteria"). With respect to Items 1122(d)(2)(i) and 1122(d)(4)(iv), First Data's responsibility is limited to First Data taking electronic files and other electronic information received from IndyMac and periodically posting those to the transaction card master files maintained by First Data as required and pursuant to the Transaction Agreements (the "First Data Activities"), and First Data does not take responsibility for any other matters. As requested by IndyMac, the transactions covered by this report include only asset-backed securities transactions involving residential mortgage loans completed by IndyMac for which First Data performed the First Data Activities, that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform");

2. First Data used the Applicable Servicing Criteria to assess the compliance with the Applicable Servicing Criteria;

3. First Data has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2007, and for the Reporting Period with respect to the Platform taken as a whole;

4. Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on First Data's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007 and for the Reporting Period as set forth in this certification.


January 31, 2008                        First Data Resources, LLC


                                        By: /s/ Susan L. Henricks
                                            ------------------------------------
                                            Name: Susan L. Henricks
                                            Title: President

-------------------

(1) First Data has been instructed by IndyMac to include this activity as relevant to this criteria since, according to IndyMac, such information is used by other parties in making the payments to which the Item 1122(d)(2)(i) criteria is applicable.